Exhibit (a)(5)(i)

This announcement is not an offer to purchase or a solicitation of an offer to sell Common Shares or ADSs (each as defined below). The U.S. Offer (as defined below) is made solely pursuant to the U.S. Offer to Purchase (as defined below), dated as of August 3, 2020, any amendments or supplements thereto and the Common Share Acceptance Letter and ADS Letter of Transmittal accompanying the U.S. Offer to Purchase, and is being made to all U.S. Holders (as defined below) of Common Shares and all holders of ADSs, wherever located. The making of the U.S. Offer in jurisdictions other than the United States may be restricted or prohibited by law. The Purchasers (as defined below) are currently not aware of any jurisdiction where the making of the U.S. Offer is restricted or prohibited by law. If the Purchasers become aware of any such restriction or prohibition on the making of the U.S. Offer or the acceptance of the ADSs, the Purchasers will make a good faith effort to comply or seek to have such prohibition or restriction declared inapplicable to the U.S. Offer. If, after a good faith effort, the Purchasers cannot comply, the Purchasers will not make the U.S. Offer to holders of ADSs in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of the Purchasers by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NOTICE OF U.S. OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING COMMON SHARES HELD BY U.S. HOLDERS AND

ALL OUTSTANDING AMERICAN DEPOSITARY SHARES REPRESENTING COMMON SHARES

OF

LINE CORPORATION

FOR

JPY 5,380 PER COMMON SHARE AND PER AMERICAN DEPOSITARY SHARE

BY

NAVER J. HUB CORPORATION,

A DIRECT WHOLLY OWNED SUBSIDIARY

OF

NAVER CORPORATION,

AND

SOFTBANK CORP.

THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 2:30 A.M., NEW YORK CITY TIME, ON SEPTEMBER 15, 2020, UNLESS THE U.S. OFFER IS EXTENDED.

NAVER J. Hub Corporation, a Japanese corporation (kabushiki kaisha) (“NAVER Purchaser”) and a direct wholly owned subsidiary of NAVER Corporation, a Korean corporation (jusik hoesa) (“NAVER”) listed on the Korea Exchange, and SoftBank Corp., a Japanese corporation (kabushiki kaisha) (“SoftBank,” and together with NAVER Purchaser, the “Purchasers”) listed on the First Section of the Tokyo Stock Exchange (the “TSE”), are jointly offering to purchase (the “U.S. Offer”):

(i)	up to 100% of the outstanding shares of common stock, no par value (collectively, the “Common Shares” and each, a “Common Share”), of LINE Corporation, a Japanese corporation (kabushiki kaisha) (“LINE”) listed on the New York Stock Exchange (the “NYSE”) and the First Section of the TSE and a consolidated subsidiary of NAVER, that are held by U.S. holders (as that term is defined under instruction 2 to paragraphs (c) and (d) of Rule 14d-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (such holders collectively, “U.S. Holders” and each, a “U.S. Holder”), and

(ii)

up to 100% of the outstanding American Depositary Shares representing Common Shares (collectively, the “ADSs” and each, an “ADS”), each ADS representing one Common Share, from all holders, wherever located, at a purchase price of JPY 5,380 per Common Share and per ADS (which, solely for reference purposes, is equivalent to approximately U.S. $51.22 per ADS based on an exchange rate of U.S. $1.00 = JPY 105.035, the spot U.S. dollar/Japanese yen exchange rate at 10:00 a.m., Japan Standard Time, on July 30, 2020, as reported by Bloomberg L.P.), in each case, in cash, without interest, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase, dated as of August 3, 2020 (the “U.S. Offer to Purchase”), and in the accompanying Common Share Acceptance Letter or ADS Letter of Transmittal, as applicable. All payments to tendering U.S. Holders of Common Shares pursuant to the U.S. Offer to Purchase will be in Japanese yen, less the amount of any fees, expenses and withholding taxes that may be applicable. This is the same price per Common Share payable by the Purchasers to holders of Common Shares tendering into the Japan Offer (as defined below). All payments to tendering holders of ADSs pursuant to the U.S. Offer to Purchase will be in U.S. dollars, with the dollar amount thereof calculated by converting JPY 5,380 to U.S. dollars based on the spot U.S. dollar/Japanese yen exchange rate reported by Bloomberg L.P. at 10:00 a.m., Japan Standard Time, on the first Japan business day following the Expiration Date (as defined below) and rounded to the nearest whole cent, less the amount of any fees (including any currency conversion fees), expenses and withholding taxes that may be applicable, including a fee of up to U.S. $5.00 for each 100 tendered ADSs (or portion thereof) cancelled. Holders of ADSs should be aware that fluctuations in the Japanese yen to U.S. dollar exchange rate will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly. We will not pay interest on the purchase price for Common Shares or ADSs. Each of the Purchasers will purchase the equivalent of 50% of the Common Shares and ADSs tendered into the U.S. Offer (subject to rounding as set forth in the Transaction Documents (as defined below)). See the section entitled “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Consideration and Payment” of the U.S. Offer to Purchase.

Simultaneously with the U.S. Offer, the Purchasers are making an offer in Japan in accordance with the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended from time to time) to purchase up to 100% of the outstanding Common Shares, options for the purchase of Common Shares (the “Options”) and zero-coupon convertible bonds due 2023 and 2025 issued by LINE (the “Convertible Bonds” and, together with the Common Shares, ADSs and Options, the “LINE Target Securities”), from all holders of Common Shares, Options or Convertible Bonds who are not U.S. Holders, subject to certain restrictions (the “Japan Offer,” and together with the U.S. Offer, the “Offers”). The offer for Common Shares in the Japan Offer is for the same price and on substantially the same terms as offered to purchase Common Shares and ADSs in the U.S. Offer. The Japan Offer is not open to U.S. Holders.

The U.S. Offer is open to all holders of Common Shares who are U.S. Holders, and to all holders of ADSs, wherever located. Holders of Common Shares who are not U.S. Holders and holders of Options or Convertible Bonds, wherever located, may not participate in the U.S. Offer, but holders of Common Shares, Options or Convertible Bonds who are not U.S. Holders may tender their respective Common Shares, Options or Convertible Bonds into the Japan Offer. U.S. Holders of Options or Convertible Bonds that wish to participate in the U.S. Offer must first exercise or convert, respectively, such Options or Convertible Bonds (to the extent exercisable or convertible, as the case may be) in accordance with their terms in sufficient time to tender the Common Shares received thereby into the U.S. Offer.

The Offers do not extend to LINE Target Securities that the Purchasers or NAVER hold or may, in the future, hold, or to Common Shares or ADSs held in treasury by LINE.

The Purchasers will accept for payment Common Shares or ADSs that are validly tendered, and not properly withdrawn, before 2:30 a.m., New York City time, on September 15, 2020 (such deadline, as it may be extended from time to time, the “Expiration Date”).

The Offers are being made pursuant to the business integration agreement, dated as of December 23, 2019 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Business Integration Agreement”), by and among NAVER, LINE, SoftBank and Z Holdings Corporation, a Japanese corporation (kabushiki kaisha) listed on the First Section of the TSE and a consolidated subsidiary of SoftBank, and the transaction agreement, dated as of December 23, 2019 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Transaction Agreement,” and together with the Business Integration Agreement, the “Transaction Documents”), by and between NAVER and SoftBank. The Transaction Documents are more fully described in the U.S. Offer to Purchase. The consummation of the U.S. Offer is conditioned on (i) the non-existence of certain types of judgments, decisions, orders or other authoritative measures that could impede the consummation of the Offers and (ii) the Japan Offer not having been withdrawn prior to 2:30 a.m., New York City time, on the Expiration Date. The Japan Offer will be withdrawn if (i) the Fair Trade Commission of Japan (the “Japan FTC”) issues a cease and desist order against the Offers and the other transactions contemplated by the Transaction Documents (the “Transactions”), (ii) the statutory waiting period upon the pre-merger filing for the Transactions has not expired or been terminated, or (iii) the Japan FTC files a petition for an urgent injunction to a court (notice by the Japan FTC that it will not issue such order or the expiration or termination of such waiting period, and the absence of such petition, “JFTC Approval”). See the section entitled “The U.S. Offer—Section 13. Conditions to the U.S. Offer” of the U.S. Offer to Purchase for a discussion of the conditions to the consummation of the U.S. Offer. Other than JFTC Approval, all other applicable regulatory approvals have been obtained (or the relevant waiting periods have expired or been terminated and no orders have been issued prohibiting the Transactions, including the Offers) prior to the date hereof. See the section entitled “The U.S. Offer—Section 14. Required Regulatory Approvals; Certain Legal Matters” of the U.S. Offer to Purchase. The consummation of the U.S. Offer is not subject to any financing condition or any condition that a minimum amount of Common Shares and/or ADSs are tendered into the Offers.

Subject to applicable law, the period from the commencement date of the U.S. Offer to 2:30 a.m., New York City time, on the Expiration Date (the “Offer Period”) may be extended at any time and from time to time, and during such extended period the U.S. Offer will remain open and the acceptance for payment of Common Shares and ADSs tendered will be delayed. If JFTC Approval has not been obtained, we will extend the Offer Period until such time as (i) JFTC Approval is obtained and the Purchasers accept the Common Shares and ADS stendered or (ii) the Purchasers withdraw the Japan Offer. In addition, the Purchasers will extend the Offer Period to the extent required by applicable U.S. federal securities laws, if they make a material change to the terms of the U.S. Offer, make a material change in the information concerning the U.S. Offer or waive a material condition of the U.S. Offer. Moreover, the Purchasers will extend the U.S. Offer so that the Offer Period of the U.S. Offer matches that of the Japan Offer. During any of such extensions of the Offer Period, all Common Shares and ADSs tendered in the U.S. Offer and not withdrawn will remain subject to withdrawal rights. All U.S. Holders of Common Shares or holders of ADSs who validly tendered, and did not withdraw, their Common Shares and ADSs into the U.S. Offer prior to 2:30 a.m., New York City time, on the Expiration Date will receive the same price per Common Share or ADS, as applicable, regardless of whether they tendered before or during any extension period of the U.S. Offer.

Once the Offer Period has lapsed, no subsequent offer period will be available.

Pursuant to the Exchange Act, LINE is required to file a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with the Securities and Exchange Commission (the “SEC”) within 10 U.S. business days from the date of commencement of the U.S. Offer. In the Schedule 14D-9, LINE is required to set forth whether LINE recommends acceptance or rejection of the U.S. Offer, expresses no opinion and remains neutral toward the U.S. Offer or is unable to take a position with respect to the U.S. Offer, and the reasons therefor. Under the terms of the Business Integration Agreement, LINE has agreed to recommend acceptance of the U.S. Offer in the Schedule 14D-9. U.S. Holders of Common Shares and holders of ADSs should review the Schedule 14D-9 that LINE filed with the SEC, which is available at the SEC’s website at www.sec.gov.

Following the consummation of the Offers, any remaining holders of Common Shares or ADSs will be eliminated by a share consolidation of the Common Shares pursuant to the Business Integration Agreement and the Companies Act of Japan or other available squeeze-out procedures (the “Share Consolidation”) (with the intended result that, following such share consolidation and any other adjustment procedures set forth in the Business Integration Agreement, NAVER and the Purchasers will be the only shareholders of LINE). The Common Shares are expected to be de-listed from the TSE two Japan business days prior to the closing of the Share Consolidation and the ADSs are expected to be de-listed from the NYSE prior to the closing of the Share Consolidation.

Registered holders of ADSs wishing to accept the U.S. Offer must deliver an ADS Letter of Transmittal properly completed and duly executed bearing their original signature, and all other documents required therein, including American Depositary Receipts evidencing ADSs, if applicable, to Equiniti Trust Company (the “ADS Tender Agent”) at one of its addresses set forth below for receipt, such that the ADS Tender Agent receives these documents before 2:30 a.m., New York City time, on the Expiration Date. Holders of ADSs wishing to accept the U.S. Offer who hold ADSs through a broker or other securities intermediary must contact such broker or other securities intermediary and have the broker or other securities intermediary tender such ADSs on their behalf through The Depository Trust Company (“DTC”). In connection with book-entry transfers, the ADS Tender Agent must receive (i) a confirmation of such tender into the ADS Tender Agent’s account at DTC and (ii) an Agent’s Message (as defined in the U.S. Offer to Purchase) before 2:30 a.m., New York City time, on the Expiration Date. DTC, participants in DTC and other securities intermediaries are likely to establish cut-off times and dates that are earlier than 2:30 a.m., New York City time, on the Expiration Date for receipt of instructions to tender ADSs.

U.S. Holders of Common Shares wishing to accept the U.S. Offer should (i) instruct their broker or other securities intermediary to instruct its affiliated Japanese standing proxy (jyounin dairi-nin) to deliver the Common Shares they wish to tender through the Japan Securities Depository Center, Inc. (“JASDEC”) to an account with Nomura Securities Co., Ltd. (the “Common Share Receiving and Paying Agent”) specified in the Common Share Acceptance Letter and (ii) instruct such broker or other securities intermediary to (a) deliver to its affiliated Japanese standing proxy any additional documents required by such affiliated Japanese standing proxy and (b) instruct its affiliated Japanese standing proxy to deliver the Common Share Acceptance Letter (which will be provided in Japanese to the Japanese standing proxy by the Common Share Receiving and Paying Agent) to the Common Share Receiving and Paying Agent at the address of the Common Share Receiving and Paying Agent which will be provided to the Japanese standing proxies by the Common Share Receiving and Paying Agent, in each case of (i) and (ii), to be received prior to 2:30 a.m., New York City time, on the Expiration Date. If you hold Common Shares through a broker or other securities intermediary, you must contact such broker or other securities intermediary and instruct it to deliver the Common Shares you wish to tender on your behalf. Brokers and other securities intermediaries are likely to establish cut-off times and dates to receive instructions to deliver securities that are earlier than 2:30 a.m., New York City time, on the Expiration Date.

In any event, if you are a holder of ADSs, wherever located, and you intend to tender all or any portion of your ADSs into the U.S. Offer, or if you are a U.S. Holder of Common Shares and you intend to tender all or any portion of your Common Shares into the U.S. Offer, in each case, you must follow the procedures set forth in the section of the U.S. Offer to Purchase entitled “The U.S. Offer—Section 3. Procedure for Tendering into the U.S. Offer.”

Payment for Common Shares and ADSs accepted for payment pursuant to the U.S. Offer will be made only after timely receipt of the required documents by the Common Share Receiving and Paying Agent (in the case of Common Shares) or the ADS Tender Agent (in the case of ADSs) and in the case of Common Shares, timely receipt of the tendered Common Shares through JASDEC by the account of the Common Share Receiving and Paying Agent, in each case, in accordance with the procedures set forth in the section entitled “The U.S. Offer—Section 3. Procedure for Tendering into the U.S. Offer” of the U.S. Offer to Purchase.

If you are a U.S. Holder of Common Shares and you tender all or any portion of your Common Shares into the U.S. Offer, payment for Common Shares tendered and accepted for payment pursuant to the U.S. Offer will be made by deposit of the aggregate purchase price for all Common Shares validly tendered into and not withdrawn from the U.S. Offer with the Common Share Receiving and Paying Agent, who will act as your agent for the purposes of (i) receiving payments from the Purchasers for your tendered Common Shares and (ii) transmitting (directly or through your broker or other securities intermediary) such payments to you. The Common Share Receiving and Paying Agent will credit JASDEC, for allocation by JASDEC to your broker or other securities intermediary, with an amount equal to the aggregate purchase price of your tendered Common Shares that the Purchasers have accepted for payment, less the amount of any fees, expenses and withholding taxes that may be applicable.

If you are a holder of ADSs and you tender all or any portion of your ADSs into the U.S. Offer, payment for ADSs tendered and accepted for payment pursuant to the U.S. Offer will be made by deposit of the aggregate purchase price for all ADSs validly tendered into and not withdrawn from the U.S. Offer with the ADS Tender Agent, who will act as your agent for the purposes of (i) receiving payments from the Purchasers for your tendered ADSs and (ii) transmitting (directly or through your broker or other securities intermediary) such payments to you. If you are a registered holder of ADSs, you will receive a check from the ADS Tender Agent for an amount equal to the aggregate purchase price of your tendered ADSs that the Purchasers have accepted for payment. If you hold ADSs through a broker or other securities intermediary, the ADS Tender Agent will credit DTC, for allocation by DTC to your broker or other securities intermediary, with an amount equal to the aggregate purchase price of your tendered ADSs that the Purchasers have accepted for payment. In each case, such payments will be less the amount of any fees (including any currency conversion fees), expenses and withholding taxes that may be applicable, including a fee of up to U.S. $5.00 for each 100 tendered ADSs (or portion thereof) cancelled.

The U.S. Offer provides for withdrawal rights as required by U.S. securities laws. Therefore, U.S. Holders of Common Shares and holders of ADSs who have tendered into the U.S. Offer will be able to withdraw any tendered Common Shares or ADSs in accordance with the procedures set forth in the section entitled “The U.S. Offer—Section 4. Withdrawal Rights” of the U.S. Offer to Purchase. You may withdraw your tender of Common Shares or ADSs at any time before 2:30 a.m., New York City time, on the Expiration Date. If you hold your Common Shares or ADSs through a broker or other securities intermediary, you should be aware that your broker or other securities intermediary is likely to establish a cut-off time and date for receipt of instructions to withdraw previously tendered Common Shares or ADSs that is earlier than 2:30 a.m., New York City time, on the Expiration Date.

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Common Shares or ADSs, including questions as to the proper completion or execution of any ADS Letter of Transmittal, Common Share Acceptance Letter, notice of withdrawal or other relevant documents and as to the proper form for transfer of any Common Shares or ADSs, will be determined by the Purchasers, in their sole discretion, subject to applicable law, and the Purchasers’ determination will be final and binding on all parties. The Purchasers reserve the absolute right to waive any defect or irregularity in any tender of Common Shares or ADSs by any holder, whether or not similar defects or irregularities are waived in the case of other holders of Common Shares or ADSs. No tender of Common Shares or ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived to the Purchasers’ satisfaction. The Purchasers also reserve the absolute right to reject any or all tenders of Common Shares or ADSs determined by the Purchasers not to be in proper form or for which acceptance for payment or payment may be unlawful. None of the Purchasers, NAVER, the Common Share Receiving and Paying Agent, the ADS Tender Agent, JPMorgan Chase Bank, N.A., the ADS depositary, Equiniti (US) Services LLC (the “Information Agent”) or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification. The Purchasers’ interpretation of the terms and conditions of the U.S. Offer (including any ADS Letter of Transmittal, Common Share Acceptance Letter, notice of withdrawal or other relevant documents and as to the proper form for transfer of any Common Shares or ADSs) will be final and binding to the full extent permitted by law.

For an explanation of certain effects of the Offers on the Common Shares and ADSs and the rights of holders thereof as a result of the transaction, see the section of the U.S. Offer to Purchase entitled “Questions and Answers about the Offers.”

A U.S. holder (as defined in the section entitled “The U.S. Offer—Section 5. Income Tax Considerations—Certain U.S. Federal Income Tax Consequences of the U.S. Offer” of the U.S. Offer to Purchase) that tenders

Common Shares or ADSs into the U.S. Offer generally will recognize gain or loss, for U.S. federal income tax purposes, in an amount equal to the difference, if any, between (i) the amount realized (generally the U.S. dollar value of the cash received, as further discussed in the section entitled “The U.S. Offer—Section 5. Income Tax Considerations—Certain U.S. Federal Income Tax Consequences of the U.S. Offer—U.S. Tax Consequences for U.S. Holders Who Tender Common Shares or ADSs Pursuant to the U.S. Offer” in the U.S. Offer to Purchase) in the U.S. Offer and (ii) the U.S. holder’s adjusted tax basis in the Common Shares or ADSs exchanged therefor. Gain or loss will be determined separately for each block of Common Shares or ADSs (that is, Common Shares or ADSs acquired at the same cost in a single transaction). Such gain or loss will generally be long-term capital gain or loss if the U.S. holder held the Common Shares or ADSs for more than one year. Tax consequences will depend on each tendering holder’s individual situation.

In general, no Japan withholding tax will be levied on the sale of Common Shares or ADSs pursuant to the U.S. Offer.

Upon the sale of Common Shares or ADSs pursuant to the U.S. Offer, any gain recognized by an individual who is not domiciled in or a resident of Japan for tax purposes or by any legal entity that is not incorporated under the laws of, and does not have a permanent establishment in, Japan (a “Non-Japan Holder”) will not be subject to Japan income tax. Upon the sale of ADSs pursuant to the U.S. Offer, any gain recognized by any person who is not a Non-Japan Holder (a “Japan Holder”) will be subject to Japan taxes.

The Japan tax consequences for Non-Japan Holders and Japan Holders who do not tender their Common Shares and/or ADSs pursuant to the U.S. Offer and are subject to the Share Consolidation are generally the same as described above. See the section entitled “The U.S. Offer—Section 5. Income Tax Considerations—Certain Japan Income Tax Consequences of the U.S. Offer” of the U.S. Offer to Purchase.

U.S. Holders of Common Shares and holders of ADSs wishing to accept the U.S. Offer are urged to consult your tax advisor to determine the particular tax consequences to you of the U.S. Offer, including the application and effect of any U.S. federal, state, or local or non-U.S. income and other tax laws.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the Exchange Act is contained in the U.S. Offer to Purchase and the Common Share Acceptance Letter and the ADS Letter of Transmittal accompanying the U.S. Offer to Purchase and is incorporated herein by reference. The U.S. Offer to Purchase, the Common Share Acceptance Letter and the ADS Letter of Transmittal will be mailed to record holders of Common Shares and ADSs and will be furnished to brokers, banks and similar persons whose name appears or whose nominee appears on the list of security holders or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of such securities. The Purchasers, NAVER and LINE have also filed with the SEC a Schedule 13E-3, together with exhibits (the “Schedule 13E-3”), furnishing certain additional information with respect to the U.S. Offer, which is available at the SEC’s website at www.sec.gov.

The U.S. Offer to Purchase, the Common Share Acceptance Letter, ADS Letter of Transmittal and the Schedule 13E-3 contain important information. U.S. Holders of Common Shares and/or holders of ADSs should carefully read them in their entirety before any decision is made with respect to the U.S. Offer.

The U.S. Offer has not been approved or disapproved by the SEC, or any securities commission of any state of the United States, or the securities regulatory authorities of any other jurisdiction, nor has the SEC, or any state securities commission, or the securities regulatory authorities of any other jurisdiction, expressed a view with respect to the fairness or merits of the U.S. Offer or upon the accuracy or adequacy of the information contained in the U.S. Offer to Purchase. Any representation to the contrary is unlawful.

Any questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Additional copies of the U.S. Offer to Purchase, the Common Share Acceptance Letter, the ADS Letter of Transmittal and other tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies, and such copies will be furnished promptly at the Purchasers’ expense. U.S. Holders of Common Shares and holders of ADSs may also contact their broker, bank or other securities intermediary for assistance concerning the U.S. Offer.

The Information Agent for the U.S. Offer is:

90 Park Avenue

New York, New York 10016

U.S. Holders of Common Shares or holders of ADSs may call toll-free: (833) 503-4127

Banks and brokers may call: (516) 220-8356

The ADS Tender Agent for the U.S. Offer is:

Equiniti Trust Company

***By Mail: By 2:30 a.m., New York City time, on the Expiration Date Equiniti Trust Company Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, Minnesota 55164-0858

***By Hand or Overnight Courier:

By 2:30 a.m., New York City time, on the Expiration Date

Equiniti Trust Company

Shareowner Services

Voluntary Corporate Actions

1110 Centre Pointe Curve, Suite 101

Mendota Heights, Minnesota 55120

The Common Share Receiving and Paying Agent for the U.S. Offer is:

Nomura Securities Co., Ltd.